Exhibit 99.1

Oragenics Announce Changes in Management and Board of Directors

TAMPA, Fla. (May 3, 2021) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”) announced that on May 2, 2021, Dr. Alan Joslyn resigned as Chief Executive Officer, President and director of Oragenics, Inc. to pursue other opportunities.

During the interim period before a new CEO is hired, the Board of Directors will provide direction to the Company, with Dr. Frederick Telling transitioning from Chairman of the Board to the newly established position of Executive Chairman, effective immediately. Mr. Sullivan, the Company’s current Chief Financial Officer, will serve as the Company’s interim principal executive officer to address the vacancy created by Dr. Joslyn’s resignation.

Speaking for the Board of Directors, Dr. Telling stated: “The Company has in place a team of qualified and experienced vaccine development consultants engaged and working on our Terra CoV-2 vaccine product candidate and we are in the process of seeking a seasoned vaccine development executive to lead our vaccine program.” Dr. Telling continued, “Through Dr. Joslyn’s efforts the Company began the transition to vaccine development and closed several substantial financings to advance the development of our Terra CoV-2 vaccine and continue to fund the Company’s operations, which has positioned the Company for future growth. I want to thank Dr. Joslyn for his efforts on behalf of the Company, and am confident he will be successful in his future endeavors.”

About Oragenics, Inc.

Oragenics, Inc. is focused on the creation of the Terra CoV-2 vaccine candidate to combat the novel coronavirus pandemic and the further development of effective treatments for novel antibiotics against infectious diseases. The Company is dedicated to the development and commercialization of a vaccine candidate providing specific immunity from novel coronavirus. The Terra CoV-2 immunization leverages coronavirus spike protein research conducted by the National Institutes of Health. In addition, Oragenics has an exclusive worldwide channel collaboration with Eleszto Genetika, Inc. relating to the development of novel lantibiotics.

For more information about Oragenics, please visit www.oragenics.com.

Contacts:

Oragenics, Inc.

Michael Sullivan, Chief Financial Officer

813-286-7900

msullivan@oragenics.com

or

LHA Investor Relations

Kim Golodetz

212-838-3777

kgolodetz@lhai.com

# # #